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                                                                    EXHIBIT 10.6

                            TeleSensory Corporation


            1996 MANAGEMENT/PROFESSIONAL PROFIT SHARING PLAN  (MPSP)

Participation       Every employee Grade 10 or above who is hired on or before
                    September 30, 1996, and who remains an employee through December 31, 1996, is a Participant in the Plan.

Bonus Amounts       Each Participant will receive an annual bonus which is
                    dependent on both overall corporate profits, as well as profits within the Participant's Division (BPD or LVD).
                    Participants in Finance & Administration will receive a bonus based only on overall corporate profits.

Your Share          Each Participant's bonus will be calculated as a percentage of his/her salary. The percentage will vary depending on Company profits and Division profits. If both Divisions and the Company exactly meet established goals for 1996, the bonus will be 10% of compensation for each Participant, and could increase to 13-14% or more of compensation, if company profits are substantially above goals.

                    The exact percentage for each Participant is determined
                        ----------------
                    based on only three factors: overall Company profits, Division profits (with F&A treated as if it were a Division, for this purpose), and the division you are in. The attached tables show the range of bonuses which can occur. Each Participant will later be given a computer disc with this information on it, which will allow each Participant to compute the bonus earned under any combination of conditions.

Computing Your      Estimated percentages are shown on the attached spreadsheet.
Personal Share      Since certain additional data is required before these
                    can be firmed up, the actual percentages will be communicated to each Participant no later than January 31, 1996.


Part-year Participants (those who join the company after January 1, 1996 and before October 1, or are promoted to a Participant position from a non-Participant position during the year at any time) will receive the same shares,
                                     -----------
but adjusted proportionately based on their actual compensation paid during the year.

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*On the attached spreadsheet, "profit" means "before deduction of the Bonus
Amount". Therefore, the company's actual reported (published) pre-tax income will be less than the amounts shown, after reduction by the amounts distributed as bonuses.

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